Exhibit 10.3

CLOSING AGREEMENT

CLOSING AGREEMENT (“Agreement”) dated as of December 7, 2004, by and between ENERGYTEC, INC., a Nevada corporation (“Purchaser”), CRAIG CARPENTER (“Seller”), and LEONARD W. BURNINGHAM, ESQ. (“LWB”).

Recitals

WHEREAS, Purchaser and Seller have entered into that certain Stock Purchase Agreement dated as of November 17, 2004 pursuant to which Purchaser will purchase, and Seller will sell, 75,000 shares of the common stock of Source Energy Corporation (the “Shares”) at a total purchase price of $300,000; and

WHEREAS, Purchaser desires to deposit with LWB cash in the amount of $300,000 to be used for payment of the purchase price and Seller desires to deposit with LWB a certificate for the Shares duly endorsed for transfer with Medallion signature guarantee, all of which are to be delivered as provided herein.

Agreement

NOW, THEREFORE, for good and valuable considerations, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

1. Delivery of Funds. On the date of Closing (as defined therein) of the Asset Purchase Agreement between Purchaser and Source Energy Corporation dated November 17, 2004 (“Purchase Agreement”) Purchaser will cause to be sent by wire transfer to the trust account of LWB $300,000 in cash (the “Funds”) and Seller will deliver to LWB a certificate for the Shares duly endorsed for transfer with Medallion signature guarantee (the “Certificate”). The Funds will be held in a non-interest bearing account. The wire instructions are

Leonard W. Burningham, Trust Account

Account No.

Wells Fargo Bank

299 South Main, 7th Floor

Salt Lake City, Utah 84111

ABA 121000248

2. Release of Funds. The Funds and Certificate will be released and paid over by LWB as follows:

(a) As contemplated by Section 4.8(b) of the Purchase Agreement, purchaser is distributing to its stockholders all of the common stock of Source Energy Corporation received by Purchaser under the Purchase Agreement. On the date the distribution is effected by mailing certificates for Source Energy Corporation common stock to the stockholders of Purchaser,

Purchaser will immediately give written notice thereof to Seller and LWB. Within three business days following the receipt of said notice, LWB will deliver to Seller (pursuant to his written instructions) the Funds, without interest, and deliver to Purchaser the Certificate.

(b) If distribution of the Funds and Certificate does not occur under the terms of paragraph 2(a) on or before June 30, 2005, then on the next business day LWB will cause the Funds to be returned to Purchaser by wire transfer, without interest, and deliver to Seller the Certificate, all without any obligation on the part of LWB to provide notice thereof to Seller or Purchaser and without any approval or consent required of Seller or Purchaser.

3. Limitation of Responsibility and Liability of LWB. LWB:

(a) Is authorized to rely upon all written instructions and/or communications of Seller and Purchaser that appear to be valid on their face;

(b) Has no implied obligations or responsibilities hereunder, nor shall it have any obligation or responsibility to collect funds or seek the deposit of money or property;

(c) Acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same;

(d) Is entitled to comply with any final award in arbitration or final order, judgment or decree of a court of competent jurisdiction;

(e) Is under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction by Seller and Purchaser;

(f) Has no liability under this Agreement to either Seller or Purchaser for negligence or failure to act, except for liability arising from the willful misconduct or malfeasance of LWB; and

(f) May, at its election, file an action in any of the Federal or state courts sitting in Salt Lake County, Utah, and interplead the Funds and/or Certificate with the court in such action (each of Seller and Purchaser consent to the personal and subject matter jurisdiction of said courts over such action), and thereby discharge any duty or obligation LWB may have to either or both of Seller and Purchaser under this Agreement.

4. Indemnification of LWB. Seller and Purchaser, jointly and severally, hereby indemnify and hold harmless LWB from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which LWB may suffer or incur by reason of any action, claim or proceeding brought against LWB arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or malfeasance of LWB. LWB may consult counsel with respect of any question arising under this Agreement and LWB shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

5. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile/email transmission to the facsimile number/email address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to Seller:

Craig Carpenter

3040 Granite Meadow Lane

Sandy, UT 84092

Fax: (801) 942-2902

If to Purchaser:

Energytec, Inc.

Attn: Frank W Cole, President

14785 Preston Road, Suite 550

Dallas, TX 75254

Fax: (972) 789-5138

If to LWB:

Leonard W. Burningham, Esq.

455 East 500 South, Suite 205

Salt Lake City, UT 84111

Fax: 801-355-7126

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

6. Costs and Expenses. In the event that LWB renders any material service not contemplated by this Agreement or otherwise incurs any cost or expense for which it is not indemnified pursuant to Section 4 of this Agreement, Seller agrees to compensate or reimburse LWB for such service or expense.

7. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

8. Governing Law; Jurisdiction. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Utah, without giving effect to the principles of conflicts of laws thereof.

9. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

10. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, or covenant contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, or covenant of this Agreement.

11. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the deposit and distribution contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard thereto.

12. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

14. Resignations and Termination. LWB may resign upon 10 days advance written notice to the parties hereto. If a successor to LWB is not appointed within the 10-day period following such notice, LWB may petition any Federal or state court sitting in Salt Lake County, Utah to name a successor or interplead the Funds and/or Certificates with such court, whereupon LWB’s duties hereunder shall terminate upon the naming of a successor or interpleader of the Funds and/or Certificates. This Agreement shall terminate upon completion of the final disbursement by LWB pursuant to Section 2 above.

15. Conflict Waiver. Seller has been advised that LWB provides legal representation to Purchaser and that LWB has not accepted, by implication or otherwise, any engagement or other duty to provide any legal representation or service to Seller. The only obligations LWB has to Seller are those specifically set forth in this Agreement. Purchaser agrees and acknowledges that LWB is bound to discharge its obligations to Seller under this Agreement notwithstanding any request, instruction, or demand of Purchaser to the contrary, and waives any conflict that LWB might have as counsel to Purchaser that arises from LWB discharging its obligations to Seller under this Agreement. Purchaser is further advised that should any dispute arise between Seller and Purchaser with respect to the sale and purchase of the Shares, LWB will not be able to represent Purchaser in asserting any claim or defending any claim brought against it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective in all respects as of the date and year first hereinabove written.

ENERGYTEC, INC.

By:	/s/ Frank W Cole
Frank W Cole, President

SELLER

/s/ Craig Carpenter
Craig Carpenter

LWB

/s/ Leonard W. Burningham
Leonard W. Burningham

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